EXHIBIT 10.1

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EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective as of the 17th day of March, 2014 (the “Effective Date”), by and between Cosi, Inc., a Delaware corporation (the “Company”), and Robert J. Dourney, an individual (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.           Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 24 below.

2.           Term. The initial term of employment under this Agreement shall be for a four-year period commencing on the Effective Date (the “Initial Term”), unless otherwise extended by mutual agreement of the parties (the “Extended Term”). Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period”.  Notwithstanding the foregoing, either party may end the term of employment of the Executive prior to the end of the Initial Term or any Extended Term as provided herein.

3.           Position and Duties.

(a)           Offices and Responsibilities.  The Executive shall serve as the President and Chief Executive Officer of the Company.  In such capacities, the Executive shall report and be responsible to and shall be subject to oversight by the Company’s Board of Directors (the “Board”), and shall have general supervisory responsibility over all aspects of the Company’s business and such powers and authority as are customarily held by a corporation’s Chief Executive Officer.

(b)           Board Membership and Composition.  The Executive shall also be appointed to be a member of the Board, with his continued membership on the Board to be subject to a vote of the stockholders of the Company; provided that if Executive’s tenure on the Board expires during the Employment Period, the Board shall nominate the Executive to be a member of the Board and recommend his re-election to the stockholders.

(c)           Time Commitment; Hearthstone.  The Executive shall devote the Executive’s reasonable best efforts and full business time (subject to the further provisions of this paragraph) to the performance of the Executive’s duties hereunder and to the advancement and of the business and affairs of the Company.  The Company acknowledges and agrees that (unless and until Hearthstone Associates, LLC, or its successor

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(“Hearthstone”), exercises its election to cause the merger of Hearthstone with a subsidiary of the Company  under and pursuant to the Election to Effect Merger Agreement dated as of March 18, 2014 (the “Merger”), executed concurrently herewith (the “Election to Merge Agreement")), Executive, as owner and manager of Hearthstone, will provide  oversight to Hearthstone, provided that Executive agrees that Hearthstone shall employ an executive to be primarily responsible for the day-to-day oversight and functions of Hearthstone and provided further that Executive’s performance of such duties to Hearthstone shall not materially interfere with Executive’s performance of his duties to the Company hereunder.   For the avoidance of doubt, it is expected that Executive’s involvement with Hearthstone shall be similar to his involvement in other operational regions of the Company’s business.  In addition, the Executive shall be entitled to continue to serve as a member of the boards of Frisch’s and Boloco (and, if so approved by the Board in its reasonable business judgment, on the boards of a reasonable number of other companies), to serve on civic, charitable, educational, religious, public interest or public service boards (all of which shall be “Civic Boards”, and provided the total number of such Civic Boards on which Executive may serve shall not exceed three (3) at any time), and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder.

4.           Place of Performance.  During the Employment Period, the Executive’s primary place of employment shall be a Company office located in the Boston Area, provided that Executive will be expected to spend a reasonable amount of time at the Company’s corporate offices in Deerfield, Illinois, and provided the Executive will conduct reasonable travel on the Company’s business consistent with the Executive’s position, in each case the expenses of which will be paid or reimbursed by the Company pursuant to the Company’s policies regarding business travel.

5.           Compensation and Benefits.

(a)            Base Salary. The Company shall pay to the Executive a base salary (the “Base Salary”) of no less than the rate of $300,000 per calendar year, subject to withholding, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Company no less frequently than annually and shall be increased in the discretion of the Company and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company’s regular payroll procedures.

(b)            Annual Bonus. The Executive shall receive an annual bonus in an amount determined reasonably and in good faith by the Company based upon the Company’s overall performance and the performance of the Executive each fiscal year, in a cash amount based on a target of 100% of Base Salary. The parties acknowledge that, in the discretion of the Board, bonuses may be less than or more than the target amount for performance by the Executive that falls short of or exceeds, respectively, performance goals established by the Board with his input.  Any annual bonus payable to the Executive hereunder shall be paid at the time bonuses are otherwise paid to other executive officers of the Company, but in any event, by March 15 of the calendar year following the fiscal year with respect to which such annual bonus is earned.

(c)            Vacation; Benefits.  During the Employment Period, the Executive shall be entitled to four weeks’ vacation annually.  In addition, the Company shall provide to the Executive employee benefits and perquisites comparable to those provided to other executives of the Company. Subject to the terms of this Agreement, all benefits are provided at the Company’s sole discretion. The Company shall have the right to

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change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(d)           Restricted Stock.  Executive shall receive stock of the Company pursuant to the terms of the Restricted Stock Agreement executed by the parties concurrently herewith (the “Restricted Stock Agreement”).

6.           Expenses.  The Company shall reimburse the Executive for all business expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.           Confidentiality and Non-Compete Agreement.  Concurrently herewith, the Executive is executing the Confidentiality and Non-Compete Agreement in the form of Exhibit A (the “Non-Compete Agreement”).

8.           Termination of Employment.

(a)           Permitted Terminations.  The Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i)           Death. The Executive’s employment hereunder shall terminate upon the Executive’s death;

(ii)           By the Company. The Company may terminate the Executive’s employment:

(A)            Disability. If the Executive shall have been substantially unable to perform the Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him); or

 (B)           Other. For Cause or without Cause.

(iii)           By the Executive. The Executive may terminate his employment for any reason or for no reason, upon thirty (30) days prior written notice to the Board.  During such thirty (30) day period, Executive shall continue to be employed by the Company, owing it a duty of sole and exclusive loyalty (subject to the provisions and understandings herein regarding Hearthstone), it being understood and agreed that the Board may direct Executive not to come to the Company’s executive offices or other facilities during such thirty (30) day period.

(b)            Termination. Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with this Section and Section 11 hereof. Termination of the Executive’s employment shall take effect on the Date of Termination. The Executive agrees, in the event of any

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dispute under Section 8(a)(ii)(A) as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and the Executive, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

9.           Compensation Upon Termination.

(a)           Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Company or the Executive’s legal representatives.  Upon the Executive’s death, the Company shall pay or provide to the Executive’s legal representative or estate, as applicable, (i) the Executive’s unpaid Base Salary through the Date of Termination, payable in a lump sum within fifteen (15) days following the Date of Termination, and (ii) the Accrued Benefits to which the Executive is entitled as of the Date of Termination at the time such payments are due, whereupon except as set forth herein the Company shall have no further obligations to Executive under this Agreement.

(b)           Disability. If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), (i) the Company shall pay to the Executive the Executive’s Base Salary due through the Date of Termination, in a single lump sum within fifteen (15) days following the Date of Termination if not previously paid, and (ii) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination at the time such payments are due, whereupon except as set forth herein the Company shall have no further obligations to the Executive under this Agreement.

(c)           Termination by the Company for Cause or by Executive’s Resignation. If, during the Employment Period, the Company terminates the Executive’s employment for Cause pursuant to Section 8(a)(ii)(B) or the Executive resigns his employment under circumstances not constituting Good Reason, the Company shall pay to the Executive the Executive’s Base Salary due through the Date of Termination in a single lump sum within fifteen (15) days following the Date of Termination if not previously paid and all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, at the time such payments are due, whereupon except as set forth herein the Company shall have no further obligations to the Executive under this Agreement.

(d)           Termination by the Company without Cause or by Executive for Good Reason; Non-Renewal by the Company.  If at any time the Company terminates the Executive’s employment other than for Cause, Executive’s death or Disability, or the Executive terminates the Executive’s employment for Good Reason, or if this Agreement terminates at the end of the Initial Term or the end of any Extended Term due to non-renewal by the Employer pursuant to Section 2, the Company shall pay the Executive (i) (A) the Executive’s Base Salary due through the Date of Termination, in a single lump sum within fifteen (15) days following the Date of Termination if not previously paid and (B) all Accrued Benefits, if any, to which the Executive is entitled as of the Date of Termination, in each case at the time such payments are due; and (ii)  unless any such termination occurs prior to the exercise of the election to cause the Merger under the Election to Merge, in which case the payments under this clause (ii) shall be inapplicable and the parties agree that Section 5(b) of the Non-Compete Agreement shall then cease to apply to Executive as of the date of such termination,

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subject to Section 9(e) below and provided no breach exists under the Non-Compete Agreement, (A) if such termination occurs six months or later after the beginning of the then current fiscal year, an amount equal to a pro rata portion (based upon the number of days the Executive was employed during the fiscal year in which the Date of Termination occurs) of any accrued but unpaid annual bonus, payable at the time bonuses are otherwise paid to other executive officers of the Company with respect to such fiscal year, but in any event by March 15 of the calendar year following the fiscal year of termination; (B) any unpaid bonus with respect to any completed fiscal year preceding the Date of Termination, payable by March 15 of the year of termination (or if the Date of Termination is after March 15, then within 15 days of the Date of Termination);  (C) continuation of his Base Salary for a period of 12 months, provided that if such termination occurs prior to the first anniversary of the Effective Date, then a continuation of his Base Salary through the period ending on the second anniversary of the Effective Date; and (D) the Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to the Executive’s Date of Termination for the lesser of (I) 12 months or (II) the balance of the Employment Period in such medical, dental, hospitalization and life insurance coverage in which the Executive and his eligible dependents were participating immediately prior to the Date of Termination and shall thereafter be entitled to COBRA continuation to the extent authorized under then controlling law. Notwithstanding anything herein to the contrary, in the event Executive is a “highly compensated individual” within the meaning of Internal Revenue Code Section 105(h) and the Company’s health insurance plan in which Executive participates is subject to Internal Revenue Code Section 105(h) as of the Date of Termination, he will be responsible for payment of one hundred percent of the cost of coverage on an after-tax basis during the period referred to in (D) above.

(e)           Severance Payments. The parties acknowledge and agree that except for the amounts payable to the Executive under Sections 6, 9(d) and 23 (the “Severance Payments”) or any applicable benefit plan, such Severance Payments shall be in lieu of all other claims that the Executive may make by reason of any such termination of his employment, it being understood and agreed that Section 10 (Indemnification) shall survive expiration of this Agreement, and that, as a condition to receiving the Severance Payments, the Executive shall execute a release of claims in the form of the release attached hereto as Exhibit B, subject only to proper completion of the blanks in such release. Within two business days of the Date of Termination, the Company shall deliver to the Executive the form of release of claims for the Executive to execute. The Executive will forfeit all rights to the Severance Payment if the Executive fails to execute and deliver the release within thirty (30) days of delivery of the release to the Executive.

(f)           Equity.  Notwithstanding anything herein to the contrary, the parties acknowledge and agree that all equity interests in the Company granted to Executive by the Company that are or may be held by the Executive and his spouse are the subjects of separate agreements and shall be governed thereby.

(g)           Section 409A.  To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(g).  To the extent possible, each provision of this Agreement shall be interpreted and applied in a manner so as not to result in any 409A penalty being applied to the Executive.

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(i)           For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.

(ii)           The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.

(iii)           Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.   To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(iv)           (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.

(v)           Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the Date of Termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

10.           Indemnification. During the Employment Period and thereafter, the Company agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with an

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affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company, in accordance with the Company’s Indemnification Agreement (as defined below). During the Employment Period and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its directors and other executive officers. If the Executive or Company has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, party having such knowledge will give the other party prompt written notice thereof, in accordance with the Indemnification Agreement. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use all reasonable efforts to cooperate with such defense, in accordance with the Company’s Indemnification Agreement.  The foregoing indemnification shall be provided in accordance with, pursuant to and on the terms more specifically set forth in the Company’s Indemnification Agreement for its directors and officers (as amended and modified, the “Indemnification Agreement”) executed by Executive concurrently herewith.  ,In the event of any conflict between the terms of this paragraph and such Indemnification Agreement, the Indemnification Agreement  shall control.

11.           Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)           If to the Company:
Cosi, Inc.
1751 Lake Cook Road, Suite 600
Deerfield, Illinois  60015
Attention:  General Counsel

(ii)           If to the Executive:
Address last shown in the Company’s records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.           Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.           [Reserved]

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14.           Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 6, 7, 9, 10, 11, 12, 15, 16, 17, 19, 20, 22 and 24 hereof and this Section 14 shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

15.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

16.           Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

17.           Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the Company and the Executive.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

18.           Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

19.           Governing Law; Forum Selection. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).  The parties agree that the state and federal courts located in the State of Delaware shall have the exclusive jurisdiction to resolve any disputes under this Agreement.   Accordingly, with respect to any such dispute, each party consents to personal jurisdiction of such courts.

20.           Entire Agreement. This Agreement, together with the Non-Compete Agreement and the Restricted Stock Agreement, constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein and any breach of any one agreement shall be considered a breach under all three agreements.

21.           Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which taken together shall be deemed to constitute one and the same instrument.

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22.           Withholding. The Company may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

23.           Attorneys’ Fees.  The Company shall pay the Executive’s legal fees in connection with this Agreement and any and all other agreements between the Executive and the Company entered into in connection with the Executive’s acceptance of employment with the Company, including without limitation the grant of incentive equity in the Company, the execution and performance of the Put Agreement, and all matters incidental thereto in an amount up to but not to exceed $45,000.

24.           Definitions.

“Accrued Benefits” means (i) any amounts or benefits owing to the Executive or to the Executive’s beneficiaries under the then applicable benefit plans of the Company; (ii) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (iii) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company.

“Boston Area” means the area of the Massachusetts counties of Suffolk, Norfolk and Middlesex.

“Cause” shall mean the following (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s continued and willful failure to perform his job functions hereunder or carry out a lawful directive from the Board that does not conflict with the provisions of this Agreement; (iii) an act of fraud or willful and material misconduct by the Executive; (iv) a material breach of the Non-Compete Agreement; (v) the hiring of any person who was an employee of the Company within 180 days prior to such hiring, other than to perform services for the benefit of the Company; or (vi) the commission of an act involving moral turpitude which has a material adverse effect on the reputation of the Company. Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless as to clause (ii) of this paragraph, he is given 20 days to cure the neglect or conduct that is the basis of such claim.

“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.

“Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability pursuant to Section 8(a)(ii)(A), 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period; (iii) if the Executive’s employment is terminated by the Company pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination; or (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 8(a), the date on which Notice of Termination is given.

“Extended Term” shall have the meaning set forth in Section 2.

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“Good Reason” means, unless agreed to in writing by Executive (i) a reduction in the Executive’s Base Salary, other than a reduction in Base Salary agreed to by the Executive; (ii) a material reduction in Executive’s authority, responsibilities or duties; (iii) relocation of the principal office at which the Executive performs his services outside the Greater Boston Area; or (iv) any material breach of the terms of this Agreement which is not cured within thirty (30) days after the Executive’s delivery of a written notice of such to the Company, provided that in order for there to be Good Reason with respect to such matters, Executive must terminate his employment with the Company within thirty (30) days following expiration of the thirty (30) day cure period.   For the avoidance of doubt, it shall not be Good Reason if the stockholders of the Company do not re-elect Executive to the Company’s Board of Directors (provided the Company complied with Section 3(b) above).

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

COSI INC.

By:	/s/ Stephen Edwards
Name: Stephen Edwards
Title: President and CEO

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By:	/s/ Robert J. Dourney
Robert J. Dourney

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EXHIBIT A

General Release of Claims If Executive
Is 40 Years-Old or Older on the Date of Execution

Consistent with Section 9(f) of the Employment Agreement dated March [__], 2014 between me and Cosi, Inc. (the “Employment Agreement”) and in consideration for and contingent upon my receipt of the Severance Payments set forth in Section 9 of the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge Cosi, Inc. and its affiliated entities (any and all of which are referred to below as the "Company"), as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by the Company, the Employment Agreement, the termination of my employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any claims to vested benefits under the Employee Retirement Income Security Act, as amended (“ERISA”), any of my rights under the Employment Agreement that expressly survive the termination of my employment, including my rights to Severance Payments pursuant to Section 9(e) thereof and reimbursement of business expenses pursuant to Section 6 thereof, as applicable, my rights under the Indemnification Agreement dated as of March [__], 2014, any other right to indemnification that I may otherwise have, any of my rights under any other written and signed agreement between the Company and me (other than any agreement that is superseded by the Employment Agreement) that expressly survive the termination of my employment, or any claims arising after the date of my signing this General Release. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein. I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

This General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under ERISA, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages including as to amount, manner, method or frequency of payment), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, workers’ compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against Cosi or the persons released herein; provided that nothing in this paragraph limits the scope of the exceptions identified in the preceding paragraph.

EXECUTION

Notwithstanding anything hereunto the contrary, the General Release shall not affect any of my rights to acquire equity of the Company and any agreements related thereto including without limitation of any rights under the Restricted Stock Agreement dated as of March [__], 2014 “Restricted Stock Agreement”), all of which remain in full force and effect as to those rights that expressly survive termination of my employment, including my rights with respect to Vested Shares (as defined in the Restricted Stock Agreement) or shares that might become Vested Shares as a result of Section 4(b)(v) of the Restricted Stock Agreement.

I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by Cosi to discuss fully the terms of this General Release with legal counsel of my own choosing. Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If I elect to revoke this General Release within this seven-day period, I must inform Cosi by delivering a written notice of revocation to Cosi, Inc., 1751 Lake Cook Road, Suite 600, Deerfield, Illinois 60015, Attn:  General Counsel, email: vbaue@getcosi.com, facsimile: (847) 580-4964, or the email address or facsimile number of any successor thereof), no later than 11:59 p.m. on the seventh calendar day after I sign this General Release. I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to make the Severance Payments described in Section 9 of the Employment Agreement. I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

Date